Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-292894 on Form S-8 of BitGo Holdings, Inc. of our report dated March 26, 2026 relating to the consolidated financial statements of BitGo Holdings, Inc. appearing in this Annual Report on Form 10-K as of and for the year ended December 31, 2025.

/s/ Crowe LLP

Franklin, Tennessee
March 26, 2026